UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Kewaunee Scientific Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

William A. Shumaker

President and

Chief Executive Officer

July 21, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the “Company”), which will be held at The Conference Center at UBS Tower, One North Wacker Drive, 2 nd Floor, Chicago, Illinois, on August 27, 2008, at 10:00 A.M. Central Daylight Time.

At the meeting, management will review with you the Company’s past year’s performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

The Company’s 2008 Annual Report to Stockholders is enclosed.

Sincerely yours,

/s/ William A. Shumaker

KEWAUNEE SCIENTIFIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

August 27, 2008

The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held at The Conference Center at UBS Tower, One North Wacker Drive, 2nd Floor, Chicago, Illinois, on August 27, 2008, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

(1)	To elect three Class I directors; and

(2)	To consider and vote on a proposal to adopt the 2008 Key Employee Stock Option Plan set forth in Appendix A to the accompanying Proxy Statement.

(3)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 3, 2008 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd LLP, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

D. MICHAEL PARKER
Secretary

July 21, 2008

YOUR VOTE IS IMPORTANT

Please vote, date and sign the enclosed proxy and return it

promptly in the enclosed envelope.

KEWAUNEE SCIENTIFIC CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the “Company”) for use at the annual meeting of stockholders of the Company to be held at The Meeting Center at UBS Tower, One North Wacker Drive, Second Floor, Chicago, Illinois, on August 27, 2008, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, for the approval of the Company’s 2008 Key Employee Stock Option Plan, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

The Company’s principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 25, 2008.

ELECTION OF DIRECTORS

Three Class I directors are to be elected at the meeting. The Board of Directors, at its meeting on June 25, 2008, upon the recommendation of the Nominating Committee, selected Wiley N. Caldwell; Silas Keehn; and David S. Rhind as nominees for re-election to serve as directors at the annual meeting, to serve for three-year terms. All nominees are serving as directors as of the date of this Proxy Statement. The three nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the three nominees named below. If due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Information on the three nominees for Class I directors and the current Class II and III directors is shown below.

Class I directors will serve until the annual meeting of stockholders in 2011. The following directors are currently serving as Class I directors and have been nominated for re-election:

WILEY N. CALDWELL, 81, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment.

SILAS KEEHN, 78, was elected a director of the Company in May 2001. From 1981 to 1994, when he retired, he was President of the Federal Reserve Bank of Chicago. He is also a director of the National Futures Association.

DAVID S. RHIND, 45, was elected a director of the Company on April 17, 2008. Since July 2003, Mr. Rhind has served as General Counsel, North America, for Hudson Highland Group, Inc. of Chicago, Illinois, a leading provider of permanent recruitment, contract professionals, and talent management worldwide. From October 1995 to June 2003, he was Associate General Counsel at Technology Solutions Company of Chicago, a technology consulting and systems integration company.

Class III directors will serve until the annual meeting of stockholders in 2010. The following directors are currently serving as Class III directors:

MARGARET B. PYLE, 56, was elected a director of the Company in February 1995. Ms. Pyle has been engaged in the practice of law in Milwaukee and Madison, Wisconsin as a sole practitioner for more than five years and has been Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

ELI MANCHESTER, JR., 77, was elected a director of the Company in November 1990. He was elected President and Chief Executive Officer of the Company in July 1990. In August 1999 he was elected Chairman of the Board, retaining the position of Chief Executive Officer. In September 2000, he relinquished the position of Chief Executive Officer, retaining the position of Chairman.

Class II directors will serve until the annual meeting of stockholders in 2009. The following directors are currently serving as Class II directors:

JOHN C. CAMPBELL, JR., 65, was elected a director of the Company in 1973. Since May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children’s playgrounds.

JAMES T. RHIND, 86, was elected a director of the Company in 1966. Since January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd LLP, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

WILLIAM A. SHUMAKER, 60, has served as President of the Company since August 1999 and Chief Executive Officer since September 2000. He was elected a director of the Company in February 2000. He served as the Company’s Chief Operating Officer from August 1998, when he was also elected Executive Vice President, until September 2000. He served as General Manager of the Company’s Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing.

Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. James T. Rhind. Mr. David S. Rhind is the son of Mr. James T. Rhind.

The Board of Directors, under the Company’s bylaws, has set the size of the Board of Directors at eight members, divided into three classes. The Company’s certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

The Board of Directors recommends a vote FOR the election of the three foregoing nominees for director.

Meetings and Committees of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company’s business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company’s fiscal year ended April 30, 2008, the Board of Directors held seven meetings.

Currently, the standing committees of the Board of Directors of the Company are the Executive Committee, Audit Committee, Compensation Committee, Financial/Planning Committee, and Nominating Committee. The functions and membership of the committees are described below.

The Executive Committee, consisting of Messrs. James Rhind (Chairman), Campbell, Manchester and Shumaker and Ms. Pyle, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. The Executive Committee met one time during the Company’s last fiscal year.

The Audit Committee, consisting of Messrs. Keehn (Chairman), Campbell, David Rhind, and James Rhind, each an independent director, performs the responsibilities and duties described in the Company’s Audit Committee Charter, and is responsible for annually appointing the independent auditor for the Company, approving services to be performed by the independent auditor, reviewing the independent auditor’s reports, and reviewing the Company’s quarterly and annual financial statements before release to the public. In accordance with Audit Committee Charter guidelines, the Audit Committee is responsible for reviewing and approving all related party transactions. The Audit Committee met four times during the Company’s last fiscal year. The Board of Directors has determined that Mr. Keehn, the Chairman of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission. A copy of the Company’s Audit Committee Charter was included as Appendix A to the Company’s Proxy Statement for its annual meeting of stockholders held on August 22, 2007.

The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Keehn and James Rhind and Ms. Pyle, each an independent director, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of executive officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The Compensation Committee does not have a written charter. The Compensation Committee met four times during the Company’s last fiscal year.

The Financial/Planning Committee, consisting of Messrs. Manchester (Chairman), Caldwell, Keehn, David Rhind, and Shumaker and Ms. Pyle, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company’s strategic plan and the annual budget for capital expenditures. The Financial/Planning Committee also reviews the investment results of the assets of the Company’s retirement plans. The Financial/Planning Committee met four times during the Company’s last fiscal year.

The Nominating Committee, consisting of Messrs. James Rhind (Chairman), Campbell, Keehn, and Ms. Pyle, each an independent director, makes recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Nominating Committee does not have a written charter. At a minimum, a candidate for the Board must demonstrate significant accomplishment in his or her field, the capacity and experience to understand the broad business operations of the Company, and the vision to assist the Company in its development and expansion. The Nominating Committee is responsible for assessing the appropriate balance of criteria required of Board members. The Nominating Committee met one time during the Company’s last fiscal year.

Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors and Audit Committee meeting and at other times as necessary. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the chief executive officer and other non-independent directors. The Board of Directors has determined that each of Messrs. Caldwell, Campbell, Keehn, David Rhind, and James Rhind and Ms. Pyle are independent within the meaning of the rules of the Nasdaq Global Market.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Stockholders, although all directors are expected to attend. All members of the Board of Directors attended the Company’s 2007 Annual Meeting of Stockholders. In the Company’s last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

Stockholder Communications with the Board of Directors

The Board of Directors recommends that any communications from stockholders be in writing and addressed to the Board in care of the Corporate Secretary, 2700 West Front Street, Statesville, North Carolina 28677-2927. The name of any specific Board member to whom a communication is intended to be addressed should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipient if one is noted; however, the Corporate Secretary, prior to forwarding any correspondence, will review the correspondence, and in his discretion, will not forward certain items if they are deemed frivolous, of inconsequential commercial value or otherwise inappropriate for Board consideration.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Caldwell, Keehn and James Rhind and Ms. Pyle. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. James Rhind is of counsel to the law firm of Bell, Boyd & Lloyd LLP, which serves as counsel to the Company.

Director Compensation

Each director who is not an employee of the Company receives for his services as such an annual retainer of $18,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a daily multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Executive and Compensation Committees receive an annual fee of $2,000, and the Chairman of the Audit Committee receives an annual fee of $3,000. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended.

Non-employee directors may elect to participate in the Company’s health insurance program at no cost to them. During the last fiscal year, Mr. Campbell and Ms. Pyle participated in this program.

Director Compensation Table

The following table provides compensation information for the one year period ended April 30, 2008 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Non-Equity Stock Awards	Option Awards	Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Wiley N. Caldwell	$28,750	—	—	—	—	—	$28,750
John C. Campbell, Jr.	29,750	—	—	—	—	—	29,750
Silas Keehn	31,250	—	—	—	—	—	31,250
Margaret B. Pyle	26,250	—	—	—	—	—	26,250
David S. Rhind	700					—	700
James T. Rhind	30,750	—	—	—	—	—	30,750
Eli Manchester, Jr.	—	—	—	—	—	—	—
William A. Shumaker	—	—	—	—	—	—	—

Mr. David Rhind was elected a director of the Company on April 17, 2008. Messrs. Manchester and Shumaker are employees of the Company and receive no compensation for service as directors. Mr. Manchester receives an annual salary of $150,000 plus benefits earned under the Company’s group benefit plans. See the Summary Compensation Table for disclosure related to the compensation received by Mr. Shumaker, who also is the Chief Executive Officer of the Company.

Audit Committee Report

The Audit Committee is composed of four independent directors and is responsible for overseeing the Company’s financial reporting process and other duties as described in the Audit Committee Charter. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2008 with management and the Company’s registered independent public accounting firm. Management of the Company is responsible for those financial statements and the Company’s financial reporting process, including the Company’s system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee has received the written disclosures and the letter from Cherry, Bekaert & Holland, L.L.P. required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Cherry, Bekaert & Holland, L.L.P. their independence. The Audit Committee also considered whether the provision of non-audit services by Cherry, Bekaert & Holland, L.L.P., if any, was compatible with maintaining its independence. Based on the Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008 for filing with the Securities and Exchange Commission. All members of the Committee meet the independence standards established by the Nasdaq Stock Market, Inc.

Audit Committee Members
Silas Keehn, Chairman
John C. Campbell, Jr.
David S. Rhind
James T. Rhind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cherry, Bekaert & Holland, L.L.P. has served as the Company’s independent registered public accounting firm to audit the Company’s annual financial statements and to review the financial statements to be included in the Company’s quarterly reports on Form 10-Q. The decision to engage Cherry, Bekaert & Holland, L.L.P. is approved annually by the Company’s Audit Committee.

It is expected that a representative of Cherry, Bekaert & Holland, L.L.P. will be present at the Annual Meeting of Stockholders to be held on August 27, 2008 to answer any appropriate questions and such representative will have an opportunity to make a statement if he or she desires.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services to be provided by the Company’s independent auditors on a case-by-case basis. In making such determination, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the audit and non-audit services provided by the Company’s independent auditors on behalf of the Company in 2008 and 2007 were pre-approved in accordance with this policy.

Audit Fees and Non-Audit Fees

The following fees were paid or will be paid to the Company’s independent registered public accounting firm for professional services rendered on behalf of the Company related to the past two fiscal years:

	2008	2007
Audit of Financial Statements	$84,500	$79,000
Audit-Related Services	19,000	16,500
All Other Fees	—	—

Total	$103,500	$95,500

Audit services consisted of the audit of the Company’s annual consolidated financial statements and the review of the Company’s quarterly financial statements. Audit-related services consisted of fees for audits of financial statements of employee benefit plans.

COMPENSATION DISCUSSION AND ANALYSIS

Executive compensation is administered by the Compensation Committee of the Board, which is composed of four independent directors.

The objective of the Company’s executive compensation program is to attract, motivate, reward and retain management talent critical to the Company’s achievement of its objectives. Salaries and other compensation for the Company’s executive officers are based on each executive officer’s responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated executive officers to $1 million per year for each such executive. Because the levels of compensation of executive officers traditionally have been well below the deduction limit, the Company has not adopted a formal policy with respect to Section 162(m).

Executive Officer Compensation

The four principal components of the Company’s compensation program for executive officers are discussed below.

Base Salary

The Compensation Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is provided (i) information furnished by the Company’s human resources department on historical data on the base and total compensation for each executive, and marketplace compensation data, including both base and incentive compensation data, for comparable positions at other manufacturing and service companies with generally similar annual sales volume, and (ii) individual performance appraisals and recommended base salary adjustments from the Chief Executive Officer for each executive officer, except himself. The human resources department also provides a base salary range for each executive officer, which shows a minimum, mid-point, and maximum salary, and the position of the executive officer’s base salary in this range. The base salary range is established using marketplace comparison data and the individual responsibilities of the executive officer’s position, and is updated each year for inflation. The Company typically targets base salaries at the mid-point of the Company’s established range for a position. The Committee further considers, on a subjective basis, the executive officer’s particular qualifications, level of experience, and sustained performance over time. These same factors are also considered in determining an adjustment to the salary of the Chief Executive Officer. Base salaries are traditionally adjusted as of July 1 of each year.

Annual Incentive Compensation

All of the Company’s executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer’s achievement of established personal objectives to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer and the Compensation Committee.

At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of each executive officer’s base salary that will be available for bonuses if the Company and/or its operating businesses achieves specified earnings goals and the executive officer achieves his or her personal goals. The Board of Directors generally attempts to establish annual earnings goals at target levels it believes are challenging, but achievable, with earnings above target levels considered to be relatively difficult to achieve. In determining the level of available bonuses for each executive officer, many of the same factors considered in determining an executive officer’s base salary are also considered by the Committee.

For fiscal year 2008, the specified bonus percentages for executive officers other than the Chief Executive Officer ranged from 10% of an executive officer’s base salary, if the Company achieved 90% of targeted earnings for the year, increasing to a maximum of 22% of an executive’s base salary, as earnings reached 110% of targeted earnings. The corresponding specified percentages for the Chief Executive Officer were from 15% to a maximum of 35%.

Long-Term Incentive Plans

In fiscal year 2008, the Company used stock options as its long-term incentive plan for executive officers. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer, with respect to all stock options other than his own, and the Compensation Committee. The exercise price of the granted stock options is the fair market value of the Company’s common stock on the date of the grant. Individual awards are based on an individual’s performance, his or her comparative base salary level and the number of stock option grants previously made. In August 2007, the Company granted stock options on a total of 24,100 shares of the Company’s common stock to the Chief Executive Officer and named executive officers under the Company’s 2000 Key Employee Stock Option Plan.

In fiscal years 2004, 2005, and 2006, the Company used a performance-based long-term incentive plan, instead of stock options, as its long-term incentive plan for its executive officers. Under this plan, performance stock appreciation rights (“PSARs”) were normally granted annually in May by the Board of Directors to participating employees. This plan provides executive officers an opportunity to receive awards in the form of cash payments at the end of a three-year performance period based upon the occurrence of both (i) the Company’s attainment of specified annual financial goals established by the Board of Directors and (ii) an increase in the market price of the Company’s stock from the beginning to the end of the three-year period. No PSARs were granted in fiscal year 2007. Because of the Company’s financial performance in fiscal year 2008, one-third of the PSARs under the fiscal year 2006 long-term performance incentive plan were earned. There were no outstanding PSARs at April 30, 2008.

Other Compensation Plans

The executive officers of the Company participate in the Company’s Pension Plan. The Plan provides retirement benefits for participating employees. The annual benefit amount is calculated as 40% of the 10-year final average annual compensation (salary and bonus) minus 50% of the primary social security benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Plan may elect among several payment alternatives. As of April 30, 2005, the Company “froze” the benefits under the Plan. As a result, no further benefits will be earned by current participants under the Plan after that date and no additional participants will be added to the Plan. To the extent ERISA rules restricted the amount otherwise payable under the Plan, the benefit amount in excess of the restrictions will be paid by the Company under the provisions of the Company’s non-qualified Pension Equalization Plan.

The Company has a 401(k) Incentive Savings Plan (the “401(k) Plan”) which covers substantially all salaried and hourly employees, including all of the executive officers. The plan provides benefits to all employees who have attained age 21, completed three months of service, and who elect to participate. Under terms of the plan, the Company makes matching contributions equal to 100% of the employee’s qualifying contribution up to 3% of the employee’s compensation, and makes matching contributions equal to 50% of the employee’s contributions between 3% and 5% of the employee’s compensation, resulting in a maximum employer contribution equal to 4% of the employee’s compensation. Additionally, the Company makes a non-matching contribution for participants employed by the Company on December 31 of each year equal to 1% of the participant’s qualifying compensation for that calendar year.

The Company also has a non-qualified 401 Plus Executive Deferred Compensation Plan (the “401 Plus Plan”), which supplements the 401(k) Plan. The 401 Plus Plan was adopted to provide highly compensated employees an alternative retirement plan because income tax laws restrict the amount of contributions executives may otherwise have contributed to the 401(k) Plan. The 401 Plus Plan operates similarly to the 401(k) Plan, in that the Company makes matching credits to the participant’s account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant’s compensation). Amounts deferred under the plan will be distributed to the participant after the participant’s termination of employment with the Company in cash in a lump sum or installments in a time previously elected by the participant. All of the Company’s executive officers participated in the 401(k) Plan and the 401 Plus Plan in fiscal year 2008, with the exception of Mr. Rindoks, who did not participate in the 401 Plus Plan.

Each of the Company’s executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various other group compensation and benefit plans on the same basis as other employees. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

Chief Executive Officer Compensation

The Compensation Committee considers the Chief Executive Officer’s leadership an important factor in the future success of the Company. The compensation of the CEO has traditionally included base salary, annual incentive compensation, long-term incentive compensation, and benefits under various group plans. In establishing Mr. Shumaker’s base salary for each fiscal year, the Compensation Committee considers operating results for the prior year and the outlook for the current year, continued development of the management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, a review of his base salary in relation to the range for his position proposed by the human resources department, and the price of the Company’s common stock. The CEO’s annual incentive compensation and long-term incentive compensation are determined pursuant to the Company’s incentive plans for executive officers. Mr. Shumaker earned a cash bonus in the amount of $115,500, or 35% of his fiscal year 2008 base salary, under the annual incentive bonus plan for fiscal year 2008. The bonus amount was based on the level of earnings attained for the year and his achievement of established personal goals during the year. He also earned a cash payout of $38,155 for the value of PSARs earned under the third year of the fiscal year 2006 Long-Term Performance Incentive Plan based on the level of earnings attained for fiscal year 2008 and the increase in Company stock price from the beginning to the ending for the three-year period covered by the Plan. In August 2007, Mr. Shumaker was granted stock options on 10,100 shares of the Company’s common stock with an exercise price at the fair market value of the common stock on that date.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2008 Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act. Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee Members
Wiley N. Caldwell, Chairman
Margaret B. Pyle
Silas Keehn
James T. Rhind

COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
William A. Shumaker	2008	330,000	115,500	—	41,612	38,155	(3,156)	38,692	560,083
President and Chief Executive Officer	2007	303,333	69,642	—	—	—	13,045	27,175	413,195
D. Michael Parker	2008	204,967	45,093	—	24,720	19,078	(6,597)	21,531	308,792
Senior Vice President, Finance Chief Financial Officer, Treasurer and Secretary	2007	201,063	38,112	—	—	—	8,351	15,964	263,490
Dana L. Dahlgren	2008	153,028	33,666	—	16,480	7,154	(6,102)	15,508	219,734
Vice President – Sales & Marketing, Laboratory Products Group	2007	147,504	7,210	—	—	—	5,010	12,377	172,101
Kurt P. Rindoks	2008	161,783	35,592	—	16,480	9,539	(10,563)	10,346	223,177
Vice President, Engineering & Product Development	2007	156,417	22,646	—	—	—	6,884	7,742	193,689
Sudhir K. (Steve) Vadehra	2008	177,928	26,378	—	—	—	(221)	16,344	230,096
Vice President, International Operations	2007	153,434	31,011	—	—	—	4,016	20,407	208,868

(1)	See Note 5 to the Consolidated Financial Statements included in the Company’s 2008 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of stock options.

(2)	The amount listed for each named executive officer consists of the value of PSARs earned under the Company’s fiscal year 2006 Long-Term Performance Incentive Plan. See the “Long-Term Incentive Plans” section of this Proxy Statement for additional information regarding the 2006 Long-Term Performance Incentive Plan.

(3)	The amount listed for each named executive officer consists of the current year change in the present value of benefits earned under the Pension Plan. Mr. Shumaker’s amount also includes a reduction of $567 during the year in the present value of his benefits earned under the Pension Equalization Plan. No benefits were earned under the Pension Plan or Pension Equalization Plan during the year. See the “Pension Benefits” section of this Proxy Statement for additional information regarding the Pension Plan and the Pension Equalization Plan.

(4)	The amount listed for each named executive officer consists of the total matching contributions made or accrued by the Company during the year on behalf of that executive officer to the Company’s 401(k) Incentive Savings Plan and 401 Plus Executive Deferred Compensation Plan. Mr. Vadehra’s amount for 2008 also includes an automobile allowance in the amount of $9,667.

Grants of Plan-Based Awards

The following table sets forth information with regard to stock options granted to each named executive during fiscal year 2008 under the Company’s 2000 Key Employee Stock Option Plan. No other equity incentive plan awards or non-equity incentive plan awards were granted during the year.

Name	Grant Date	Option Awards: Number of Shares Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards (1) ($)
William A. Shumaker	August 22, 2007	10,100	14.90	41,612
D. Michael Parker	August 22, 2007	6,000	14.90	24,720
Dana L. Dahlgren	August 22, 2007	4,000	14.90	16,480
Kurt P. Rindoks	August 22, 2007	4,000	14.90	16,480
Sudhir K. (Steve) Vadehra	—	—	—	—

(1)	See Note 5 to the Consolidated Financial Statements included in the Company’s 2008 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of stock options.

Outstanding Equity Awards at April 30, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options- Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
William A. Shumaker	5,000	—	12.000	8/26/08
	5,000	—	10.375	8/25/09
	7,500	—	10.125	8/23/10
	10,000	—	9.550	8/22/11
	10,000	—	9.100	8/28/12
	—	10,100	14.900	8/22/17
D. Michael Parker	4,000	—	12.000	8/26/08
	4,000	—	10.375	8/25/09
	5,000	—	10.125	8/23/10
	6,000	—	9.550	8/22/11
	—	6,000	14.900	8/22/17
Dana L. Dahlgren	250		12.000	8/26/08
	1,000		10.375	8/25/09
		4,000	14.900	8/22/17
Kurt P. Rindoks	3,000	—	12.000	8/26/08
	3,000	—	10.375	8/25/09
	3,000	—	10.125	8/23/10
	3,000	—	9.550	8/22/11
	3,000	—	9.100	8/28/12
	—	4,000	14.900	8/22/17
Sudhir K. (Steve) Vadehra	—	—	—	—

Option Exercises and Stock Vested in Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Shumaker	2,500	10,980	—	—
D. Michael Parker	8,500	31,167	—	—
Dana L. Dahlgren	7,250	32,761	—	—
Kurt P. Rindoks	2,000	13,740	—	—
Sudhir K. (Steve) Vadehra	—	—	—	—

Nonqualified Deferred Compensation for Fiscal Year 2008

The following table provides information regarding the Company’s 401 Plus Deferred Compensation Plan. See additional discussion of this plan in “Compensation Discussion and Analysis – Executive Officer Compensation - Other Compensation Plans.”

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Earnings (Loss) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
William A. Shumaker	$25,503	$21,312	$4,129	—	$346,713
D. Michael Parker	16,052	9,194	(3,863)	—	313,956
Dana L. Dahlgren	12,888	5,731	(7,275)	—	162,666
Kurt P. Rindoks	—	—	(32)	—	148,380
Sudhir K. (Steve) Vadehra	11,807	6,409	5,242	—	139,738

(1)	These amounts also were reported in the Summary Compensation Table under the column entitled “All Other Compensation.”

Equity Compensation Plans

The following table summarizes information about the Company’s equity compensation plans as of April 30, 2008. All outstanding awards relate to the Company’s common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by stockholders	136,550	$11.50	5,000
Equity compensation plans not approved by stockholders	—	—	—

Total	136,550	$11.50	5,000

(1)	Represents shares available for future issuance under the Company’s 2000 Key Employee Stock Option Plan. No options were available for grant under any of the other equity compensation plans of the Company.

Pension Benefits

The following table shows the present value of the accumulated benefit payable to executives participating in the Pension Plan and Pension Equalization Plan as of April 30, 2008 with the indicated years of service. The value of benefits was determined using a discount rate of 6.8%. For these calculations, each named executive is assumed to live to and retire at the normal retirement age of 65, as defined by the plans. All other assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes as discussed in Note 8 to the Consolidated Financial Statements included in the Company’s 2008 Annual Report on Form 10-K. These plans were amended as of April 30, 2005; no further benefits have been, or will be, earned under the plans subsequent to the amendment date, and no additional participants will be added to the plans.

Name	Plan Name	Number Of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
William A. Shumaker	Pension Plan Pension Equalization Plan	11.6 11.6	186,476 40,825
D. Michael Parker	Pension Plan Pension Equalization Plan	14.7 —	140,947 —
Dana L. Dahlgren	Pension Plan Pension Equalization Plan	15.7 —	82,415 —
Kurt P. Rindoks	Pension Plan Pension Equalization Plan	20.5 —	111,060 —
Sudhir K. (Steve) Vadehra	Pension Plan Pension Equalization Plan	6.2 —	70,741 —

Payments Upon Termination or Change in Control

This following table includes information regarding the estimated amount of payments and other benefits each named executive officer would receive if his employment with the Company was terminated on April 30, 2008.

Name and Benefits	For Cause or Voluntary termination other than for Good Reason ($)	Termination Without Cause and no Change in Control ($)	Termination without Cause after Change in Control ($)
William A. Shumaker
Base salary	—	335,000	670,000
Annual bonus (1)	115,500	115,500	238,928
Long-Term Performance Incentive Plan (2)	38,155	38,155	38,155
Pension Equalization Plan	—	—	40,825
401(k)/401 Plus Deferred Compensation Plans (3)	—	—	72,714
Life insurance benefit	—	—	79,973
Medical & disability insurance	—	11,208	13,218

Total	153,655	499,863	1,153,813

D. Michael Parker
Base salary	—	206,300	412,600
Annual bonus (1)	45,093	45,093	100,563
Long-Term Performance Incentive Plan (2)	19,078	19,078	19,078
Pension Equalization Plan	—	—	—
401(k)/401 Plus Deferred Compensation Plans (3)	—	—	41,053
Life insurance benefit	—	—	38,504
Medical & disability insurance	—	12,720	13,958

Total	64,171	283,191	625,756

Dana L. Dahlgren
Base salary	—	154,000	154,000
Annual bonus (1)	33,666	33,666	47,291
Long-Term Performance Incentive Plan (2)	7,154	7,154	7,154
Pension Equalization Plan	—	—	—
401(k)/401 Plus Deferred Compensation Plans (3)	—	—	16,103
Life insurance benefit	—	—	1,441
Medical & disability insurance	—	7,728	8,190

Total	40,820	202,548	234,179

Kurt P. Rindoks
Base salary	—	162,700	162,700
Annual bonus (1)	35,592	35,592	55,005
Long-Term Performance Incentive Plan (2)	9,539	9,539	9,539
Pension Equalization Plan	—	—	—
401(k)/401 Plus Deferred Compensation Plans (3)	—	—	10,885
Life insurance benefit	—	—	1,523
Medical & disability insurance	—	7,728	8,216

Total	45,131	215,559	247,868

Sudhir K. (Steve) Vadehra
Base salary	—	135,766	135,766
Annual bonus (1)	26,378	26,378	26,378
Long-Term Performance Incentive Plan (2)	—	—	—
Pension Equalization Plan	—	—	—
401(k)/401 Plus Deferred Compensation Plans (3)	—	—	—
Life insurance benefit	—	—	—
Medical & disability insurance	—	11,208	11,208

Total	26,378	173,352	173,352

(1)	The Annual Bonus amount shown includes the following bonus earned by the executive officers in fiscal year 2008, but not paid until after April 30, 2008: Shumaker - $115,500, Parker - $45,093, Dahlgren - $33,666, Rindoks - $35,592, and Vadehra - $26,378.

(2)	The amount shown consists of the value of PSARs earned in fiscal year 2008 under the Company’s fiscal year 2006 Long-Term Performance Incentive Plan, but not paid until after April 30, 2008.

(3)	Represents the additional Company matching contributions the executive officer would have earned under both the 401 Plus Deferred Compensation Plan and the 401(k) Incentive Savings Plan for the base salary and annual bonus amounts shown.

AGREEMENTS WITH CERTAIN EXECUTIVES

The Company entered into Change of Control Employment Agreements (the “Agreements”) with (i) Messrs. Shumaker, Parker, and Rindoks in fiscal year 2000, (ii) with Messrs. Smith; Dana Dahlgren, Vice President of Sales and Marketing- Laboratory Products Group; and David M. Rausch, Vice President, Construction Services, in fiscal year 2005, and (iii) Mr. K. Bain Black, Vice President, General Manager – Technical Furniture Group, in fiscal year 2008. These agreements provide for the payment of compensation and benefits in the event of termination of their employment within three years following a Change of Control of the Company, as defined in the Agreements. Each executive officer whose employment is so terminated will receive compensation if the termination of his employment was by the Company or its successor without cause, or by the executive officer for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive officer’s annual compensation with respect to Messrs. Black, Rindoks, Smith, Dahlgren and Rausch and two (2) times the executive officer’s annual compensation with respect to Messrs. Shumaker and Parker. Upon a termination of employment occurring after the first anniversary, but within three years, of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Messrs. Black, Rindoks, Smith, Dahlgren and Rausch will be entitled to a lump-sum payment equal to one-half (1/2) of their annual compensation and Messrs. Shumaker and Parker will be entitled to a lump-sum payment equal to their annual compensation. See “Compensation Tables - Payments upon Termination or Change in Control” for other entitlements for the named executive officers under terms of the Agreements.

In August 2004, the Company entered into an employment letter agreement with Mr. Black, which provides that if he is terminated without cause, the Company will be obligated to pay him separation pay equal to his current base salary for nine (9) months, reduced by any income earned by him during the payment period.

Kewaunee Labway Asia Pte. Ltd., a dealer for the Company’s products in Singapore, is a joint venture formed in June 1998 between the Company and an entity controlled by Mr. Vadehra. The Company owns 51% of Kewaunee Labway Asia and the entity controlled by Mr. Vadehra owns the remaining 49% interest. Mr. Vadehra was elected Vice President of International Operations of the Company in June 2004. He has also served as the Managing Director of Kewaunee Labway Asia since its formation in 1998.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of July 3, 2008, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

Name	Shares beneficially owned (1)	Percent of class
Margaret B. Pyle (2)	55,409	2.2%
Wiley N. Caldwell	5,500	*
John C. Campbell, Jr. (3)	41,667	1.6%
Silas Keehn	5,000	*
Eli Manchester, Jr.	126,000	4.9%
David S. Rhind (4)	28,455	1.1%
James T. Rhind (5)	352,896	13.8%
William A. Shumaker (6)	64,127	2.5%
D. Michael Parker (7)	37,218	1.5%
Dana L. Dahlgren	2,250	*
Kurt P. Rindoks	19,000	*
Sudhir K. (Steve) Vadehra	—	—
Directors and executive officers as a group (15 persons)	741,122	29.0%

*	Percentage of class is less than 1%.

(1)	Includes shares which may be acquired within sixty (60) days from July 3, 2008 upon exercise of options by: Mr. Manchester – 17,500; Mr. Shumaker – 40,025; Mr. Parker – 20,500; Mr. Dahlgren – 2,250; Mr. Rindoks – 16,000; and all officers and directors as a group – 99,875.

(2)	Includes 9,275 shares held by Ms. Pyle as custodian for the benefit of her three adult children and 3,000 shares held by her spouse, as to all of which shares she disclaims beneficial ownership.

(3)	Includes 20,083 shares held by Mr. Campbell’s wife, as to which shares he disclaims beneficial ownership.

(4)	Includes 6,000 shares held by a charitable foundation, of which David Rhind is one of three directors, and his parents, James Rhind and Laura Campbell Rhind, are the other two directors. Mr. Rhind disclaims beneficial ownership of all such shares.

(5)	Includes 233,079 shares held by Mr. James Rhind’s wife, Laura Campbell Rhind, 44,080 shares held by Mrs. Rhind as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 22,455 shares held by a trust of which Mr. James Rhind is sole trustee, and 6,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors, and their son, David Rhind, is the third director. Mr. Rhind disclaims beneficial ownership of all of such shares.

(6)	Includes 23,921 shares in which Mr. Shumaker shares voting and investment power.

(7)	Includes 16,718 shares in which Mr. Parker shares voting and investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of July 3, 2008, by each person who is known by management of the Company to have been the “beneficial owner” of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

Name	Shares beneficially owned		Percent of class
Elizabeth B. Gardner	212,069	(1)	8.3%
Laura Campbell Rhind	352,896	(2)	13.8%
Dimensional Fund Advisors LP	140,580	(3)	5.5%
AXA Financial, Inc.	135,084	(4)	5.3%

(1)	Includes 64,093 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 12,925 shares held by Mrs. Gardner’s husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner’s address is 42 Logan Terrace, Golf, Illinois 60029.

(2)	Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 69,737 shares held by Mr. James Rhind personally or as trustee and 6,000 shares held by a charitable foundation of which Mr. and Mrs. James Rhind and their son David Rhind are the three directors. Mr. and Mrs. James Rhind and David Rhind share voting and investment power over the shares held by the charitable foundation, but disclaim beneficial ownership of them. Mrs. Rhind’s address is 830 Normandy Lane, Glenview, Illinois 60025.

(3)	The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 2007 according to a Schedule 13G filed with the Securities and Exchange Commission in February 2008. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, Santa Monica, California 90401.

(4)	The shares owned by AXA Financial, Inc. listed in the table are shown as being owned as of December 31, 2007 according to a Schedule 13G filed with the Securities and Exchange Commission in February 2008. AXA Financial, Inc.’s address is 1290 Avenue of the Americas, New York, New York 10104.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

PROXIES AND VOTING AT THE MEETING

The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company’s common stock.

At the close of business on July 3, 2008, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,551,670 shares of common stock of the Company outstanding and entitled to vote.

Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the three nominees for director. The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote is required for approval of the 2008 Key Employee Stock Option Plan. Approval of any other matter submitted to the stockholders for their consideration at the meeting requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors, may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company’s transfer agent will be used to tabulate votes.

A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees.

PROPOSAL TO APPROVE THE 2008 KEY EMPLOYEE STOCK OPTION PLAN

The board of directors adopted on June 25, 2008, subject to stockholder approval, and recommends that the stockholders approve, the 2008 Key Employee Stock Option Plan (the “2008 Plan”).

The 2008 Plan, a copy of which accompanies this proxy statement as Appendix A, is intended to replace the Company’s 2000 Key Employee Stock Option Plan (the “2000 Plan”). The terms of the 2008 Plan are substantially similar to the terms of the 2000 Plan. The 2008 Plan is designed to secure for the Company and its stockholders the benefits of incentive inherent in the ownership of common stock of the Company by key employees who will be responsible for its future growth and continued success. As of July 3, 2008, 5,000 shares were available for option grants under the 2000 Plan. If the 2008 Plan is approved by the stockholders, the final grant of options under the 2000 Plan will be made at the August 27, 2008 meeting of the Board of Directors and no future options will be granted under the 2000 Plan. It is expected, however, that substantially all of the options available under the 2000 Plan will have been granted as of such date. No options have been granted under the 2008 Plan.

The 2008 Plan will be administered by the Board of Directors or, in its discretion, a committee (the “Committee”) of three or more members of the Board of Directors (none of whom is or was at any time within one year before appointment to the Committee eligible to participate in the Plan). It provides for the issuance of both incentive stock options (“qualified options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, and options which do not qualify as incentive stock options (“non-qualified options”). The 2008 Plan authorizes the Board of Directors, until August 27, 2018, to grant options to purchase a total of not more than 300,000 shares of the Company’s common stock to certain key employees of the Company and its subsidiaries (including officers, whether or not they are directors). The Committee also may grant substitute options, with the optionee’s consent, at a different option price to replace previously granted options.

The option price of an option granted under the 2008 Plan is to be determined by the Board of Directors at the time of grant but may not be less than the fair market value of the Company’s common stock on the date of grant. Options may be exercised by giving written notice to the Company specifying the number of shares to be purchased. The purchase price for the shares acquired pursuant to the exercise of an option shall be paid, to the extent permitted by applicable law and as determined by the Board of Directors in its sole discretion, by any combination of the methods of payment set forth below. The Board of Directors shall have the authority to grant options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are:

•	by cash, check, bank draft or money order payable to the Company;

•

pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

•	by delivery to the Company (either by actual delivery or attestation) of shares of common stock of the Company;

•

by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of common stock issued upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price; or

•	in any other form of legal consideration that may be acceptable to the Board of Directors.

For this purpose, the per share value of the Company’s common stock shall be its fair market value at the close of business on the date preceding the date of exercise. At the time of exercise of any option that is not a qualified option, an optionee must pay the Company at the time of exercise, an amount equal to any tax that the Company is required to withhold (less any amount withheld from the optionee’s regular compensation in connection with such exercise).

Options may be granted under the 2008 Plan for a term of not more than ten years and will be exercisable in such installments, at such time or times, and subject to such conditions, as the Board of Directors in its discretion determines. In the event of a “change in control” of the Company, as defined under the 2008 Plan, all options outstanding granted under the 2008 Plan to optionees who are employees of the Company become immediately exercisable in full without regard to any installments. The foregoing does not apply to an option which contains performance standards as a condition upon exercise, except that in the event of a change in control the Board of Directors may waive the performance standards if it determines, in its sole discretion, that based on results of operations prior to the change in control, the standards would reasonably be expected to have been met within the relevant period or periods. In the event that any outstanding option for any reason expires or is terminated, the shares allocable to the unexercised portion of such option may again be optioned.

The Board may amend or discontinue the 2008 Plan, except that no amendment or discontinuance may adversely change or impair any option previously granted without the consent of the optionee, or increase the maximum number of shares which may be purchased under the 2008 Plan, change the minimum purchase price, change the limitations on the option period, or increase the time limitation on the grant of options.

In the event that the Company’s shares of common stock are changed by a stock dividend, stock split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company’s common stock receive other securities, or other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares.

Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution. Options expire if the optionee’s employment is terminated for “cause,” which is defined in the 2008 Plan as dishonesty, disloyalty or gross misconduct. In the event an optionee dies while employed with the Company, the optionee’s heirs, legatees or legal representatives, within one year after the date of death, may exercise the option in full if death occurred on or after the first anniversary of the option. If death occurred before the first anniversary of the option, the option may be exercised to the extent it was exercisable at the date of death. In the event of termination because of disability, the optionee may exercise the option within one year after such termination to the extent it was exercisable at the date of termination. In the event that an optionee retires, options held by the optionee may be exercised within three years of the date of retirement to the extent they were exercisable on the date of retirement. If the option so provided, if such retirement occurs after the first anniversary of the option, the option may be exercised in full during its specified term during the exercise period. In the event of termination other than for cause or by death, disability or retirement, the optionee may exercise the option within three months after such termination to the extent it was exercisable at the date of termination. Notwithstanding the foregoing, in no event is an option exercisable after the termination date specified in the option grant.

With respect to non-qualified options granted under the 2008 Plan, the Company understands that under existing federal income tax law (i) no income will be recognized to the optionee at the time of grant, (ii) upon exercise of an option, the optionee will be required to treat as ordinary income the difference on the date of exercise between the option price and the fair market value of the stock purchased, and the Company will be entitled to a deduction equal to such amount, and (iii) assuming the shares received upon the exercise of such option constitute capital assets in the optionee’s hands, any gain or loss upon disposition of the shares (measured by reference to the fair market value of the shares on the date of exercise) will be treated as capital gain or loss which will be long-term if the shares have been held longer than one year. In the case of an optionee who is subject to Section 16(b) of the Securities and Exchange Act of 1934 (an officer, director or ten percent stockholder) and who exercises an option less than 6 months after its date of grant, the amount of income recognized for federal income tax purposes (and the amount of the Company’s deduction) will be determined by the fair market value of the stock purchased on the date which is six months after the date of exercise unless the optionee makes an election to use the stock’s fair market value on the exercise date.

Qualified options granted under the 2008 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986. The Company understands that under the regular federal income tax, if shares purchased pursuant to the exercise of a qualified option are not disposed of by the optionee within two years from the date of grant of the option or within one year after the transfer of the shares to him, then (i) no income will be recognized by the optionee upon either the grant or the exercise of the option, (ii) any gain or loss will be recognized by the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss, and (iii) the Company will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option. For purposes of computing the alternative minimum tax, the difference between the option price and the fair market value of the shares acquired upon exercise of a qualified option will increase the optionee’s alternative minimum taxable income.

If an optionee disposes of the shares acquired upon exercise of a qualified option within two years from the date of grant of the option or within one year after the transfer of the shares to him, ordinary income will be recognized to the optionee in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the selling price. The balance of the optionee’s gain on such disposition, if any, will be taxed as capital gain. The Company will be entitled to a deduction in the year of disposition equal to the amount of ordinary income recognized to the optionee.

The Board of Directors recommends approval of the 2008 Plan by stockholders. The affirmative vote of the holders of a majority of the shares of the Company’s common stock present or represented at the Annual Meeting of Stockholders is necessary to adopt the 2008 Plan. Unless otherwise instructed, signed proxies returned in a timely manner will be voted for the 2008 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

2008 PLAN.

—

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in the Company’s 2009 proxy material is March 27, 2009. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder’s name and address as it appears on the Company’s records and the number of shares of the Company’s common stock beneficially owned by such stockholder. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for presenting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by June 10, 2009.

FINANCIAL STATEMENTS

The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2008 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

OTHER MATTERS

Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

By Order of the Board of Directors

/s/ D. Michael Parker
D. MICHAEL PARKER
Secretary

July 21, 2008

APPENDIX A

KEWAUNEE SCIENTIFIC CORPORATION

2008 KEY EMPLOYEE STOCK OPTION PLAN

The purpose of this Stock Option Plan, (the “Plan”) is to benefit KEWAUNEE SCIENTIFIC CORPORATION (the “Company”) and its subsidiaries through the maintenance and development of top management by offering certain present and future executive and key personnel a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or its subsidiaries. Options granted under this Plan are intended to qualify as “Incentive Stock Options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as stock options that are not incentive stock options, according to the designation at time of grant by the Board of Directors of the Company.

1. Administration. The Plan shall be administered by the Board of Directors of the Company, whose interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may, in its discretion, delegate to a committee of three or more members of the Board (none of whom is or was at any time within one year before appointment to the Committee eligible to participate in the Plan) the authority to administer such matters under the Plan and options granted under the Plan as the Board of Directors may specify.

2. Eligibility. Options shall be granted only to key employees of the Company and its subsidiaries (including officers, and including directors of the Company and its subsidiaries who are also employees), selected initially and from time to time thereafter by the Board of Directors on the basis of the special importance of their services in the management, development and operations of the Company or its subsidiaries. In the case of incentive stock options, no option shall be granted to any employee who, immediately after such option is granted, would own, within the meaning of section 422(b)(6) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, except that an option may be granted to such an employee if at the time the option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and the option by its terms is not exercisable after the expiration of five years from the date the option is granted.

3. Granting of Options. The Board of Directors may grant options to purchase from the Company a total of not more than 300,000 shares of the common stock of the Company, subject to adjustment as provided in Paragraph 10. For incentive stock options granted under the Plan, the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which options are exercisable for the first time by any employee during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

No options shall be granted under the Plan subsequent to August 27, 2018.

In the event that an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned. Shares subject to options may be made available from unissued or reacquired shares of common stock.

The Board of Directors may, with the optionee’s consent, grant substitute options at a different price or with different provisions to replace previously-granted outstanding options.

Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate his employment at any time.

4. Option Price. The option price shall be determined by the Board of Directors and, subject to the provisions of Paragraph 2 and Paragraph 10 hereof, shall be not less than the fair market value, at the time the option is granted, of the stock subject to the option.

5. Duration of Options, Increments and Extensions. Subject to the provisions of Paragraph 2 and Paragraph 8 hereof, each option shall be for such term of not more than ten years as shall be determined by the Board of Directors at the date of the grant. Each option shall become exercisable in such installments, at such time or times, and may be subject to such conditions, including conditions based upon the performance of the Company, as the Board of Directors may in its discretion determine at the date of grant.

Subject to the foregoing, the Board of Directors may in its discretion (i) accelerate the exercisability of any option or (ii) at any time prior to the expiration or termination of an option previously granted, extend the term of such option (including options held by officers or directors) for such additional period as the Board of Directors, in its discretion, shall determine; provided, however, that the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, shall never exceed ten years.

6. Change in Control. Any option granted under the Plan to an optionee who is an employee of the Company or any of its subsidiaries on the date of a Change in Control shall be immediately exercisable in full on such date and thereafter during its specified term. The words “Change in Control” shall mean the occurrence, at any time during the specified term of an option granted under the Plan, of any of the following events:

(a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, or there is an offer to holders of the common stock generally relating to the acquisition of their shares, and as a result of such merger, consolidation, reorganization or offer, less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or offer;

(b) The Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 75% of the outstanding voting securities or other capital interests of which are owned in the aggregate, directly or indirectly, by the persons who were stockholders of the Company immediately before or after such sale; or

(c) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director of the Company, was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

The provisions of this Paragraph 6 shall not apply to an option which contains performance standards as a condition upon exercise, except that in the event of a Change of Control the Board of Directors may waive the performance standards if it determines, in its sole discretion, that based on results of operations prior to the Change of Control, the standards would reasonably be expected to have been met within the relevant period or periods.

7. Exercise of Option; Withholding. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased. The purchase price for the shares acquired pursuant to the exercise of an option shall be paid, to the extent permitted by applicable law and as determined by the Board of Directors in its sole discretion, by any combination of the methods of payment set forth below. The Board of Directors shall have the authority to grant options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Paragraph 7 are:

(a) by cash, check, bank draft or money order payable to the Company;

(b) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(c) by delivery to the Company (either by actual delivery or attestation) of shares of common stock of the Company;

(d) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of common stock issued upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of common stock will no longer be outstanding subject to an option, which will not be exercisable thereafter, to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the optionee as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(e) in any other form of legal consideration that may be acceptable to the Board of Directors.

For this purpose, the per share value of the Company’s common stock shall be its fair market value at the close of business on the date preceding the date of exercise. The optionee shall pay the Company at the time of exercise an amount equal to any tax that the Company is required to withhold from the optionee upon exercise (less any amount withheld from the optionee’s regular compensation in connection with such exercise).

At the time of any exercise of any option, the Company may, if it shall determine it necessary or desirable for any reason, require the optionee (or the optionee’s heirs, legatees, or legal representatives, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable by the Company.

8. Termination of Employment—Exercise Thereafter. Unless otherwise determined by the Board of Directors at the time of grant:

(a) If the employment of an optionee with the Company or any of its subsidiaries terminates for any reason except discharge for cause, an option which is not an incentive stock option may be exercised as follows:

(i) if the optionee’s employment is terminated otherwise than by death, disability or retirement, by the optionee at any time within three months after such termination;

(ii) if the optionee’s employment is terminated by death, by the optionee’s heirs, legatees or legal representatives at any time within one year after the date of death;

(iii) if the optionee’s employment is terminated because of disability (as defined in Section 22(e)(3) of the Code), by the optionee at any time within one year after the date of such termination; or

(iv) if the optionee’s employment is terminated by retirement (as defined in the Company’s qualified retirement plan for salaried employees), by the optionee within three years after the date of retirement.

For an incentive stock option, these same provisions shall apply except the exercise period following termination of employment because of death or retirement shall not exceed three months.

(b) Notwithstanding the foregoing, an option shall not be exercisable after the expiration of its specified term and shall be exercisable only to the extent it was exercisable at the date of such termination of employment, except that if the optionee’s employment is terminated by death or, if the option so provides, by retirement, at any time on or after the first anniversary of the option, the option may be exercised in full during its specified term during the period provided above.

(c) If an optionee is discharged for cause, the option shall expire forthwith and all rights to purchase shares under it shall terminate immediately. For this purpose, “discharge for cause” means a discharge on account of dishonesty, disloyalty or gross misconduct.

9. Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution and each option shall be exercisable during an optionee’s lifetime only by the optionee.

10. Adjustment. The number of shares subject to the plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that the Company’s outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted thereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, for each share of common stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities or cash or other property to which the holders of common stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Board of Directors shall provide for an equitable adjustment in the number of shares of common stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted.

11. Amendment of Plan. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall (a) change adversely or impair any option previously granted, without the consent of the optionee, (b) increase the maximum number of shares which may be purchased by all employees, (c) change the minimum purchase price, or (d) change the limitations on the option period or increase the time limitations on the grant of option.

12. Effective Date. The Plan has been adopted by the Board of Directors on May 29, 2008 for submission to the stockholders of the Company. If the Plan is approved by the affirmative vote of the holders of a majority of the voting stock of the Company voting in person or by proxy at a duly held stockholders’ meeting on August 27, 2008, it shall be deemed to have become effective on the date of such approval by the Company’s stockholders.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below and FOR the approval of the Company’s 2008 Key Employee Stock Option Plan in item 2 below. Please mark your vote inside one box below.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN
1. Election of Class I Directors Nominees: 01 Wiley N. Caldwell 02 Silas Keehn 03 David S. Rhind	FOR the nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed ☐	2. Approval of the Company’s 2008 Key Employee Stock Option Plan. 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.	☐	☐	☐

If you wish to withhold authority for any of the nominees write that nominee’s name in the space provided below.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Dated: ,2008

Signature

Signature if held jointly

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.

FOLD AND DETACH HERE

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PROXY
KEWAUNEE SCIENTIFIC CORPORATION
2700 WEST FRONT STREET
STATESVILLE, NORTH CAROLINA 28677-2927
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John C. Campbell, Jr., Margaret Bruemmer Pyle, and James T. Rhind as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote , as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 3, 2008, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 27, 2008 and at any adjournment thereof.

Your vote for three directors may be indicated on the reverse side. Wiley N. Caldwell, Silas Keehn, and David S. Rhind have been nominated for election as Class I Directors. Your vote for approval of the Company’s 2008 Key Employee Stock Option Plan may also be indicated on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE